                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                                USG CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                     -------------------------------------------
                                     USG CORPORATION
[USG LOGO]                           -------------------------------------------
                                     125 South Franklin Street
                                     -------------------------------------------
                                     Chicago, IL 60606-4678
                                     -------------------------------------------
                                     312 606-4000
                                     -------------------------------------------

March 29, 2002

Dear Fellow Stockholder:

     You are cordially invited to attend the USG Corporation annual meeting of stockholders to be held at 9:15 a.m. on Wednesday, May 8, 2002, in the third floor Business Library of the corporate headquarters of USG Corporation at 125 South Franklin Street, Chicago, Illinois. The attached Notice of Annual Meeting and proxy statement describe all known items to be acted upon by stockholders.

     It is important that your shares are represented at the annual meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. If you vote by Internet or telephone it is not necessary for you to return your proxy card or voting instruction form. In any event, PLEASE VOTE as soon as possible. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person. This is your meeting and YOUR PARTICIPATION IS IMPORTANT.

     In light of recent events, we must request that you adhere to new meeting admission requirements. If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable non-voting bottom portion of the enclosed proxy to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a USG shareholding or the non-voting portion of the voting instruction form you may receive from that entity. Please note that a document evidencing your shareholdings and which will be used to gain entry to the meeting is non-transferable.

     Please vote your shares promptly and attend the meeting. By attending the meeting, you will have an opportunity to visit your company's beautiful Chicago headquarters.

Sincerely,

/s/ William C. Foote
WILLIAM C. FOOTE
Chairman of the Board

125 South Franklin Street         USG CORPORATION         Chicago, IL 60606-4678

                            NOTICE OF ANNUAL MEETING
                                OF STOCKHOLDERS

     The USG Corporation annual meeting of stockholders will be held in its headquarters in the third floor Business Library, 125 South Franklin Street, Chicago, Illinois, on Wednesday, May 8, 2002, at 9:15 a.m., Central Standard Time, for the following purposes:

     1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

     2. To transact such other business as may properly come before the meeting.

     Pursuant to the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must have satisfied the procedural and legal requirements referred to in the accompanying proxy statement and must be introduced by a motion, which must be seconded before it may be considered or before a vote on it may be taken.

     The Board of Directors has fixed the close of business on March 13, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois, during ordinary business hours beginning April 24, 2002, and running throughout the course of the meeting.

                                         By order of the Board of Directors

                                         /s/ J. E. Schaal
                                         J. E. SCHAAL
                                         Corporate Secretary
Chicago, March 29, 2002

           IMPORTANT! PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY
             PROMPTLY USING THE ENCLOSED ENVELOPE -- EXCEPT IF YOU
                       VOTE BY TELEPHONE OR THE INTERNET.

                           PROXY STATEMENT AND PROXY

     This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 8, 2002, and any adjournment thereof. The notice of the annual meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with the notice, proxy, and any accompanying materials, on or about March 29, 2002.

     The Board of Directors has selected the close of business on March 13, 2002 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding, 43,250,738 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares owned by such stockholder for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

     Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

     All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote FOR the nominees for election as directors named below.

     The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 621,167 shares of Common Stock as of the Record Date, or approximately 1.43% of all shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with the voting instructions given by Plan participants. Investment Plan shares for which no voting instructions are received by Plan participants will be voted by the Trustee in the same proportions as those shares for which instructions are received.

     Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 13, 2002.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the beneficial ownership of Common Stock, with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on the Record Date. The information shown was provided by the respective persons pursuant to Schedules 13D or 13G as filed with the Securities and Exchange Commission ("SEC").

NAME AND ADDRESS                              AMOUNT OF
OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------                      --------------------    ----------------
Berkshire Hathaway, Inc.(a)............       6,500,000               15.03%
1440 Kiewit Plaza
Omaha, NE 68131
Southeastern Asset Management,
  Inc.(b)..............................       5,416,500               12.52%
6410 Poplar Avenue
Memphis, TN 38119
Knauf International GmbH(c)............       4,300,878                9.94%
Am Bahnhof 7
97346 Iphofen
Federal Republic of Germany
John R. Simplot
Self-Declaration of Revocable
Trust(d)...............................       2,377,000                5.50%
999 Main Street
Boise, ID 83702

---------------
(a) Berkshire Hathaway, Inc., a Delaware corporation, reported in a Schedule 13G group filing (with Warren E. Buffett, an individual who reported he may be deemed to control Berkshire Hathaway, Inc., OBH, Inc., a Delaware corporation, and National Indemnity Company, a Nebraska insurance corporation) beneficial ownership of 6,500,000 shares and that Berkshire Hathaway, Inc. exercises shared voting and dispositive power with respect to such shares with Mr. Buffet, OBH, Inc., and National Indemnity Company.

    Under the Corporation's stockholder rights plan if an acquiring stockholder buys 15% or more of the Corporation's outstanding common stock, the rights of other stockholders to buy additional shares of the Corporation at a 50% discount are triggered. However, where in the case of Berkshire Hathaway, Inc., its stockholder's ownership interest reached 15% or more as a result of the Corporation's reacquisition of outstanding shares as has happened in February, 2002 through its reacquisition of performance-based restricted shares which were not earned as a result of non-attainment of requisite performance criteria, the special purchase rights of the other stockholders did not trigger. The acquiring stockholder generally may not thereafter acquire any additional shares without triggering these special rights.

(b) Southeastern Asset Management, Inc., a Tennessee corporation and a registered investment advisor, reported in a Schedule 13G group filing that Longleaf Partners Small-Cap Fund (the "Fund"), a series of Longleaf Partners Funds Trust (the "Trust"), its advisory clients, beneficially own 5,416,500 shares and that the Fund and Trust exercise shared voting and dispositive power with respect to 3,061,900 shares, that the Trust exercises sole power to vote 1,157,700 and sole power to dispose of 2,354,600 shares, and that neither the Fund nor the Trust exercise voting power with respect to 1,196,900 shares. Mr. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern Asset Management, Inc., is named in the filing in the event he could be deemed a controlling person of Southeastern Asset Management, Inc. Mr. Hawkins and Southeastern Asset Management, Inc. disclaim any beneficial ownership in the reported shares.

(c) Knauf International GmbH, a German Federal Republic corporation, reported in a Schedule 13D filing that it was the beneficial owner of 4,300,878 shares and that it exercises sole voting and dispositive power with respect to such shares.

(d) The John R. Simplot Self-Declaration of Revocable Trust (the "Trust") is the beneficial owner of 2,277,000 shares (170,000 of which are held through JRS Properties III LP, an Idaho limited partnership, and JRS Investments, LLC, an Idaho limited liability company). As Trustee, Mr. Simplot exercises sole voting and dispositive power with respect to the 2,277,000 Trust shares. He also exercises shared voting and dispositive power with Donald J. and Scott
    R. Simplot with respect to 100,000 shares held by the J.R. Simplot Foundation. Donald J. and Scott R. Simplot disclaim any beneficial interest in the J.R. Simplot Foundation shares.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors of the Corporation currently is composed of 11 directors, divided into three classes, two of which currently have four members each, the other having three members. Each class is elected for a three-year term. One class of four directors will be elected at the annual meeting of stockholders on May 8, 2002. The remaining classes will be elected in 2003 and 2004, respectively.

     The four candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 8, 2002, are identified below. If any nominee identified below should for any reason become unavailable prior to the meeting, which the Board of Directors does not anticipate, the Board of Directors prior to the meeting will either (i) reduce the size of the Board to eliminate the position for which that person was nominated, or (ii) nominate a new candidate in place of any such person and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

     A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision that required a director who is not an officer or employee retire from Board service at the end of the first annual meeting of stockholders following such director's 70th birthday has been waived by resolution of the Board in order to promote continuity during the Corporation's Chapter 11 proceedings.

     Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                    FOR A THREE-YEAR TERM TO EXPIRE IN 2005

     ROBERT L. BARNETT, 61, President, Commercial Governmental and Industrial Solutions Sector, Motorola Corporation (since July 1998); President, Land Mobile Products Sector, Motorola Corporation (1997-1998); Vice President and General Manager, iDEN Group, Motorola Corporation (1995-1997). He is a director of Johnson Controls, Inc. and Central Vermont Public Service Corporation, and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He also is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990, is a member of the Board's Audit Committee and chairs its Corporate Affairs Committee.

     DAVID W. FOX, 70, retired Chairman and Chief Executive Officer (1990-1995) and President (1987-1993) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a former director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee, a former Public Governor and past Chairman of the Chicago Stock Exchange, a director and past Chairman of Northwestern Memorial Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. He also is a trustee of the Equitable Advisors Trust in New York. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive and Finance Committees and chairs its Compensation and Organization Committee.

     VALERIE B. JARRETT, 45, Executive Vice President (since 1995) of The Habitat Company. Ms. Jarrett is the Chair of the Board of Directors of the Chicago Transit Authority and a director of the Regional Transportation Authority (Illinois). She is a Governor of the Chicago Stock Exchange and a director of the Metropolitan Planning Council, The University of Chicago Laboratory Schools, the Southeast Chicago Commission, The Fund for Community Redevelopment and Revitalization and The Commercial Club of Chicago and the Chicagoland Chamber of Commerce and co-chairs The Local Initiative Support Corporation Advisory Board. Ms. Jarrett is a trustee of the Museum of Science and Industry, the University of Chicago, University of Chicago Hospitals and Windows to the World Communications, Inc. She also is a member of the Visiting Committee of the University of Chicago School of Public Policy. Ms. Jarrett has been a director of the Corporation since August 1998, and is a member of the Board's Compensation and Organization and Corporate Affairs Committees.

     MARVIN E. LESSER, 60, Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership, and President (since 2000) of Alpina Management, L.L.C., an investment advisor. Mr. Lesser also has been a private consultant since 1992. He is a director of Pioneer Companies Inc. and St. Moritz 2000 Fund, Ltd. He is a Trustee and past Chair of the Seacoast Area Chapter (New

Hampshire and Maine) of the American Red Cross. Mr. Lesser has been a director of the Corporation since May 1993, and is a member of the Board's Audit and Finance Committees.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED
                                     ABOVE.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

     KEITH A. BROWN, 50, President (since 1987) of Chimera Corporation, a private management holding company. He also is a director of Myers Industries, Inc. Mr. Brown has been a director of the Corporation since May 1993, and is a member of the Board's Audit, Finance and Corporate Affairs Committees and chairs its Committee on Directors.

     JAMES C. COTTING, 68, retired Chairman (1987-1996) and Chief Executive Officer (1987-1995) of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since 1987, is a member of the Board's Executive and Corporate Affairs Committees and its Committee on Directors and chairs its Finance Committee.

     W. DOUGLAS FORD, 58, Chief Executive, Refining & Marketing, of BP Amoco p.l.c. (since 1999) and Executive Vice President of BP Amoco p.l.c. and its predecessor, Amoco Corporation (1993-1999). He is a managing director of BP Amoco p.l.c. and has been appointed a director of United Airlines (effective March 18, 2002). (His retirement from BP Amoco p.l.c. both as an officer and a director has been announced to be effective as of March 31, 2002.) Mr. Ford was elected a director of the Corporation in November 1996, and is a member of the Board's Executive, Compensation and Organization and Corporate Affairs Committees and its Committee on Directors.

     JOHN B. SCHWEMM, 67, retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing. He is a director of Walgreen Co. and William Blair Mutual Funds and a Life Trustee of Northwestern University. Mr. Schwemm has been a director of the Corporation since May 1988, and is a member of the Board's Executive, Audit and Compensation and Organization Committees and its Committee on Directors.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

     LAWRENCE M. CRUTCHER, 59, Managing Director (since 1990) of Veronis Suhler Stevenson, investment bankers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Finance and Committee on Directors and its Corporate Affairs Committees.

     WILLIAM C. FOOTE, 51, Chairman (since April 1996), President (January 1996-June 1997 and since August 1999) and Chief Executive Officer (since January
1996); President and Chief Operating Officer (January 1994-December 1995). He joined the Corporation in January 1984. Mr. Foote is a director of GATX Corporation and Walgreen Co. He also serves as a director of Northwestern Memorial Hospital and as a trustee of the Museum of Science and Industry. He has been a director of the Corporation since March 1994, and chairs the Board's Executive Committee.

     JUDITH A. SPRIESER, 48, Chief Executive Officer of Transora, Inc. (since September 2000), business-to-business transaction site for the global consumer products industry. Ms. Sprieser was with Sara Lee Corporation, packaged food and consumer products (1987-2000) and served as its Executive Vice President and Chief Executive Officer of its foods and foodservice segments (1999-2000), Executive Vice President and Chief Financial Officer (1998-1999), and Senior Vice President and Chief Financial Officer (1994-1998). She also is a director of Transora, Inc. and Allstate Insurance Company, and is a trustee of Northwestern University. Ms. Sprieser has been a director of the Corporation since February 1994, and is a member of the Board's Compensation and Organization and Finance Committees, its Committee on Directors, and chairs its Audit Committee.

     The Board of Directors held ten meetings during 2001, and the standing committees of the Board of Directors held an aggregate of 18 meetings during the year. Each director attended at least 75% of the aggregate number of meetings in 2001 of the Board of Directors and the Board committees on which he or she served.

Committees of the Board of Directors

     The Board of Directors has established an Executive Committee, consisting of Mr. Foote, as Chairman, and Messrs. Cotting, Ford, Fox and Schwemm, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between board meetings. The Executive Committee did not meet in 2001. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Corporate Affairs Committees, and the Committee on Directors.

     The Audit Committee has ongoing responsibilities to assist the Board of Directors in monitoring the integrity of the financial statements of the Corporation, the Corporation's compliance with financial reporting, legal and statutory requirements, and the independence and performance of the Corporation's internal and external auditors. The Committee selects and employs on behalf of the Corporation, subject to ratification by the stockholders, a firm of independent public accountants to audit the Corporation's books and accounts for the applicable year, which firm is ultimately accountable to the Committee and the Board of Directors. The Committee's charter as adopted by the Board of Directors is set forth in full as Annex A. The Committee members are Judith A. Sprieser, Chair, Robert L. Barnett, Keith A. Brown, Marvin E. Lesser, and John B. Schwemm, each of whom meets the independence requirements of the New York Stock Exchange ("NYSE"), on which the Common Stock is listed. The Audit Committee held four meetings during 2001.

     The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chair, W. Douglas

Ford, Valerie B. Jarrett, John B. Schwemm and Judith A. Sprieser. The Compensation and Organization Committee held three meetings during 2001.

     The Finance Committee provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks, other lenders and creditors, and stockholders; dividend policy; and acquisitions, divestitures, and significant transactions affecting the Corporation's capital structure and ownership. The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chair, Keith A. Brown, Lawrence M. Crutcher, David W. Fox, Marvin E. Lesser and Judith A. Sprieser. The Finance Committee held six meetings during 2001.

     The Corporate Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various constituencies whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Robert L. Barnett, Chair, Keith A. Brown, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford and Valerie B. Jarrett. The Committee held two meetings in 2001.

     The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as benefits and compensation of non-employee directors. The members of the Committee are Keith A. Brown, Chair, James C. Cotting, Lawrence M. Crutcher, W. Douglas Ford, John B. Schwemm and Judith A. Sprieser. The Committee held three meetings during 2001.

     The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary, at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 1 of the prior year.

Involvement in Certain Legal Proceedings

     On June 25, 2001 the Corporation and 10 of its U.S. subsidiaries filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result, all of the executive officers and directors have been associated with a corporation that filed a petition under the general bankruptcy laws within the last five years.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information known to the Corporation regarding Record Date beneficial Common Stock ownership by each current director and each of the executive officers identified in the Summary Compensation Table and by all of its executive officers as a group (27 persons). Information in the table is derived from SEC filings made by such persons under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Corporation. The totals include shares that such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options or restricted stock subject to risk of forfeiture. Any equivalent shares allocated to the accounts of the individuals identified in the Summary Compensation Table and other executive officers under the USG Corporation Investment Plan also are included.

                                               SHARES BENEFICIALLY    OPTION SHARES     TOTAL AND
                                                OWNED, EXCLUDING       EXERCISABLE      PERCENT OF
                    NAME                          OPTIONS(A)(B)       WITHIN 60 DAYS     CLASS(G)
                    ----                       -------------------    --------------    ----------
Robert L. Barnett............................          5,626                  --            5,626
Edward M. Bosowski...........................         30,860              63,500           94,360
Keith A. Brown(c)............................        140,046                  --          140,046
James C. Cotting.............................          5,044                  --            5,044
Lawrence M. Crutcher(d)......................         12,332                  --           12,332
Stanley L. Ferguson..........................         20,985              34,000           54,985
Richard H. Fleming...........................         51,113             134,000          185,113
William C. Foote(e)..........................         92,574             195,000          287,574
W. Douglas Ford..............................          3,161                  --            3,161
David W. Fox.................................          7,278                  --            7,278
Valerie B. Jarrett...........................          4,056                  --            4,056
Marvin E. Lesser.............................          6,165                  --            6,165
John H. Meister(f)...........................         43,509              62,500          106,009
John B. Schwemm..............................          5,663                  --            5,663
Judith A. Sprieser...........................          4,225                  --            4,225
All directors and executive officers as a
group (27 persons), including the directors
and executives named above...................        584,938             761,250        1,346,188

---------------
(a) Includes restricted stock grants to executive officers subject to risk of forfeiture, as follows: Mr. Bosowski, 22,000 shares; Mr. Ferguson, 13,000 shares; Mr. Fleming, 23,000 shares; Mr. Foote, 40,000 shares; Mr. Meister, 25,000 shares; all executive officers as a group: 222,000 shares.

(b) Includes deferred stock units under the Stock Compensation Program for Non-Employee Directors, as follows: Mr. Cotting, 2,040 units; Ms. Jarrett, 3,105 units, and Mr. Lesser, 3,334 units. See "Director Compensation" below.

(c)  Includes 135,715 shares held by trusts of which Mr. Brown is a trustee.

(d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children in which shares he disclaims beneficial ownership.

(e) Includes 5,000 shares held by Mr. Foote's spouse, Kari H. Foote, and 400 shares held for the benefit of his minor children, in which shares he disclaims beneficial ownership.

(f)  Mr. Meister resigned from his officer position in February, 2002.

(g) Total beneficial ownership of 1,346,188 shares of Common Stock by members of the group identified above represents approximately 3.11% of the total outstanding shares of Common Stock; no individual holding within such group exceeded approximately 0.32% of total outstanding shares.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers, directors and 10% owners file reports of ownership and changes of ownership of Common Stock with the SEC and the New York Stock Exchange. Based on a review of copies of such reports provided to the Corporation during 2001, the Corporation believes that all filing requirements were met during such year.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 2001 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

                           SUMMARY COMPENSATION TABLE

     The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                         ANNUAL COMPENSATION           LONG-TERM COMPENSATION AWARDS
                                    -----------------------------   ------------------------------------
                                                           OTHER
                                                          ANNUAL    RESTRICTED
                                                          COMPEN-     STOCK      OPTIONS/    ALL OTHER
         NAME AND                    SALARY     BONUS     SATION      AWARDS       SARS     COMPENSATION
    PRINCIPAL POSITION       YEAR     ($)       ($)(A)    ($)(B)      ($)(C)       (#)         ($)(D)
---------------------------  ----   --------   --------   -------   ----------   --------   ------------
William C. Foote             2001    880,417    648,875    94,625           --    80,000        1,333
  Chairman, President        2000    808,334    193,463    69,729           --    20,000       21,759
  and CEO                    1999    712,500    779,773    60,628    1,541,250    20,000       98,722

Richard H. Fleming           2001    431,250    284,375        --           --    40,000        1,333
  Executive Vice President   2000    370,000     62,813        --           --     8,000        8,588
  and Chief Financial        1999    340,833    265,046        --      616,500     8,000       43,835
  Officer

John H. Meister*             2001    370,626    237,500    61,183           --    40,000        1,333
  Senior Vice President;     2000    309,170    117,825        --           --     6,000        5,805
  President, Building        1999    253,333    137,022        --      582,625     4,000       31,303
  Systems

Edward M. Bosowski           2001    370,626    237,500    99,250           --    40,000        1,333
  Senior Vice President,     2000    320,000     55,275        --           --     6,000        6,796
  Marketing and Corporate    1999    258,333    192,257        --      582,625     4,000       31,012
  Strategy; President,
  International

Stanley L. Ferguson          2001    311,250    209,375        --           --    25,000        1,333
  Senior Vice President      2000    243,125     31,169        --           --     4,000        4,631
  and General Counsel        1999    213,333    108,097        --      308,250     4,000       24,341

---------------
(a) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program in 1999 and 2000 and payments under the bankruptcy court-approved Retention Plan (as defined below) with respect to 2001. The amounts shown are taken into account for purposes of computing benefits under the Corporation's Retirement Plans.

(b) Mr. Foote's Other Annual Compensation included $34,250 for club fees and dues in 2001; Mr. Meister's included $20,649 for club fees and dues and $15,840 in automobile allowance in 2001; and Mr. Bosowski's included $54,113 for club fees and dues in 2001. No other Named Executive had perquisites and other personal benefits aggregating the lesser of $50,000 or 10 percent of salary and bonus for 2001, 2000, or 1999.

(c) Indicated amounts arise from performance-based restricted stock awards to each of the Named Executives on January 2, 1999, and the grant of time-vested restricted stock awards of 5,000 shares each to Messrs. Meister and Bosowski on February 10, 1999. There were no performance-based restricted stock awards to any Named Executives during 2001; however there were several time-vested awards, which are described in the chart below titled "Long Term Incentive Plans --

    Awards in Last Fiscal Year". The aggregate restricted stock holdings of each of the Named Executives as of December 31, 2001, and the value of such holdings on such date, are as follows: Mr. Foote, 70,000 shares, $400,400; Mr. Fleming, 40,000 shares, $228,800; Mr. Meister, 31,000 shares, $177,320;
    Mr. Bosowski, 28,000 shares, $160,160; and Mr. Ferguson, 19,000 shares, $108,680. Such restricted stock is eligible for any dividend paid on shares of Common Stock. In addition to such restricted stock awards, the Named Executives were granted the nonqualified stock options described in the chart below titled "Option/SAR Grants in Last Fiscal Year" on January 2, 2001. Performance-based restricted stock awards made on January 2, 1999, were not earned as the result of non-attainment of requisite performance criteria (cumulative USG shareholder return in relation to a group of 13 building material companies for the three fiscal years ended December 31,
    2001), and resulted in forfeitures on February 13, 2002, as follows: Mr. Foote, 30,000 shares; Mr. Fleming, 12,000 shares; Mr. Meister, 6,000 shares; Mr. Bosowski, 6,000 shares; Mr. Ferguson, 6,000 shares; and all executive officers as a group (16 persons), 113,000 shares.

(d) All other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

 *  Mr. Meister resigned from his officer position in February, 2002.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(a)

                                                                                             POTENTIAL
                                                                                         REALIZABLE VALUE
                                                  INDIVIDUAL GRANTS                         AT ASSUMED
                                 ---------------------------------------------------       ANNUAL RATES
                                  SECURITIES     % OF TOTAL                               OF STOCK PRICE
                                  UNDERLYING    OPTIONS/SARS                             APPRECIATION FOR
                                 OPTIONS/SARS    GRANTED TO    EXERCISE                   OPTION TERM(C)
                                   GRANTED       EMPLOYEES      PRICE     EXPIRATION   ---------------------
             NAME                   (#)(B)        IN 2001       ($/SH)       DATE        5%($)      10%($)
-------------------------------  ------------   ------------   --------   ----------   ---------   ---------
William C. Foote...............     80,000         10.04        22.49       1/2/11     1,131,507   2,867,461
Richard H. Fleming.............     40,000          5.02        22.49       1/2/11       565,754   1,433,731
John H. Meister................     40,000          5.02        22.49       1/2/11       565,754   1,433,731
Edward M. Bosowski.............     40,000          5.02        22.49       1/2/11       565,754   1,433,731
Stanley L. Ferguson............     25,000          3.14        22.49       1/2/11       353,569     896,082

---------------
(a) No SARs were granted in 2001, and no SARs have been granted or are outstanding under any of the Corporation's long-term equity plans with outstanding awards.

(b) Options granted on January 2, 2001, at an exercise price equal to the average of the closing prices of a share of Common Stock on the NYSE composite tape during the ten trading day period beginning five trading days prior to the date of grant and ending on the fourth trading day after the date of grant. These options become exercisable on the second anniversary of the date of the grant and expire on the tenth anniversary of the date of grant except in the case of retirement, death, disability or termination without cause, in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.

(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated annual rate compounded.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/SAR VALUES(a)

                                                              NUMBER OF SECURITIES
                                   NUMBER OF                       UNDERLYING               VALUE OF UNEXERCISED
                                     SHARES                 UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTIONS/SARS
                                   UNDERLYING                  AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                    OPTIONS      VALUE     ---------------------------   ---------------------------
                                   EXERCISED    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              NAME                    (#)         ($)          (#)            (#)            ($)            ($)
---------------------------------  ----------   --------   -----------   -------------   -----------   -------------
William C. Foote.................      0           0         175,000        100,000           0              0
Richard H. Fleming...............      0           0         126,000         48,000           0              0
John H. Meister..................      0           0          56,500         46,000           0              0
Edward M. Bosowski...............      0           0          57,500         46,000           0              0
Stanley L. Ferguson..............      0           0          30,000         29,000           0              0

---------------
(a) No SARs were outstanding as of December 31, 2001.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                               ESTIMATED FUTURE PAYOUTS
                                                                                   UNDER NON-STOCK
                                                                                   PRICE-BASED PLAN
                                                           PERFORMANCE      ------------------------------
                                            NUMBER OF    OR OTHER PERIOD    THRESHOLD    TARGET    MAXIMUM
                   NAME                     SHARES(A)     UNTIL PAYOUT         (#)        (#)        (#)
------------------------------------------  ---------    ---------------    ---------    ------    -------
William C. Foote..........................   10,000         01/02/04
Richard H. Fleming........................    6,000         01/02/04
John H. Meister...........................    5,000         01/02/04                NOT APPLICABLE
Edward M. Bosowski........................    2,000         01/02/04
Stanley L. Ferguson.......................    4,000         01/02/04

---------------
(a) Time-vested restricted stock granted on January 2, 2001, will vest and are scheduled to be distributed on January 2, 2004. The awards provide immediate vesting in the event of death or permanent disability. Such restricted stock is eligible for any dividend paid on shares of Common Stock.

Employment Agreements

     In order to assure continued availability of services of the Named Executives, the Corporation has entered into employment agreements (the "Employment Agreements") with the Named Executives that have a current term expiring on December 31, 2002, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term.

     The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each Named Executive devote full attention and best efforts during the term of such agreement to the performance of assigned duties. A Named Executive discharged without cause or constructively discharged by the Corporation during the term of an Employment Agreement may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. The Corporation is obligated to reimburse a Named Executive for all reasonable legal fees incurred in order to enforce an Employment Agreement for a right or benefit wrongfully denied by the Corporation. If a Named Executive becomes disabled during the term of an Employment Agreement, compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of an Employment Agreement, one-half of the full rate of compensation in effect at the time of death will be paid to the Named Executive's beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each Named Executive has undertaken, during the term of such Employment Agreement and for a period of 18 months thereafter, not to (i) participate, directly or indirectly, in any enterprise that competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States, or (ii) interfere in any way with the relationship between the Corporation and any of its employees or any person or entity doing business with it. Each Named Executive has also agreed not to, at any time, use for personal benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of duties under an Employment Agreement.

Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements with the Named Executives that have a current term expiring on December 31, 2002, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term. A Named Executive's agreement terminates upon retirement.

     The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his or her duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) the then annual base salary, computed at 12 times the then current monthly pay and (ii) the full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes. In the event such lump sum payment would constitute a "parachute payment" under the Internal Revenue Code, it may be decreased by the smallest amount that would eliminate such parachute payment unless the decrease would be 10% or more of the payment, in which case it shall not be decreased but rather increased by a gross-up amount to provide for applicable federal excise taxes related to such payment. The Corporation is required to maintain in full force and effect until the earlier of (i) three years after the date of any termination that gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all employee welfare plans and arrangements in which the Named Executive was entitled to participate immediately prior to termination in a manner which would give rise to benefits under the agreements, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. A Named Executive with a total of less than five years of credited service following such crediting will nonetheless be treated as if fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

     The Corporation is obligated to reimburse all legal fees and expenses incurred by a Named Executive as a result of a termination that gives rise to benefits under an agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment, and "good reason" does not exist.

     Immediately upon any change in control, the Corporation will establish a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements and will immediately thereafter deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements. In the event that the assets of such trust prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

     The Employment Agreements and the Termination Compensation Agreements described above are executory contracts (i.e., contracts that remain to be performed by each party to the contract) under the Bankruptcy Code and are subject to assumption or rejection only with approval of the Bankruptcy Court.

To the date of this Proxy Statement, no motion has been filed seeking either to assume or reject these agreements.

Chapter 11 Related Compensation Plans

     On September 20, 2001, the United States Bankruptcy Court for the District of Delaware approved the Corporation's request for authority to implement (a) a key employee retention plan (the "Retention Plan") and (b) a severance plan for senior executives (the "Severance Plan"). These two plans, or "Key Employee Programs", are designed to provide key employees, including the Named Executives, with competitive financial incentives to remain in their current positions with the Corporation or its subsidiaries through the conclusion of the Chapter 11 cases and to assume the additional administrative and operational burdens imposed by the Chapter 11 cases.

  Retention Plan

     The Retention Plan entitles eligible employees to a cash payment equal to a specified percentage of their annual base salary payable in semi-annual installments in return for continued employment with the Corporation or its subsidiaries. To be eligible for a retention payment, a participant must be an employee in good standing on the last day of the semi-annual period. The retention payment percentages range from 30% to 170% on annual basis. For certain participants, a portion of their annual awards become payable only if the participant remains employed in good standing as of the Termination Date.

     The Court has granted authority to implement the plan for a period of up to three years from the date of filing of the Chapter 11 cases through and including the earlier of (a) emergence from bankruptcy or (b) June 30, 2004 (the "Termination Date"). The Retention Plan covers approximately 225 employees, including the Named Executives.

  Severance Plan.

     The Severance Plan establishes severance benefits for participants in the event of involuntary termination without cause on or prior to December 31, 2004.

     The Severance Plan, which establishes severance benefits for approximately 19 senior executives, including the Named Executives, provides that senior executives who suffer an employment loss may elect one of two options: (a) the Corporation provides the senior executive with base salary and par incentive under the annual management incentive program, continuing welfare benefits and certain stock option benefits for twenty-four months; or (b) the Corporation, within 30 days of receipt of a signed general release, pays the senior executive a lump sum calculated as follows: (i) a lump sum payment to the executive in an amount equal to one and one-half weeks of base salary for each full year of continuous service with the Corporation or its subsidiaries, subject to a minimum of two months salary, plus (ii) two weeks base salary at the rate in effect immediately prior to such termination date for each full $15,000 of annualized salary at the same rate, plus (iii) a lump sum cash payment equal to the cost of continuation of medical, vision and dental benefits.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary Social Security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the 15 years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                         YEARS OF BENEFIT SERVICE
       COVERED          ----------------------------------------------------------
     COMPENSATION          20          25          30          35           40
     ------------       --------    --------    --------    --------    ----------
$ 200,000.............  $ 64,000    $ 80,000    $ 96,000    $112,000    $  128,000
   400,000............   128,000     160,000     192,000     224,000       256,000
   600,000............   192,000     240,000     288,000     336,000       384,000
   800,000............   256,000     320,000     384,000     448,000       512,000
 1,000,000............   320,000     400,000     480,000     560,000       640,000
 1,200,000............   384,000     480,000     576,000     672,000       768,000
 1,400,000............   448,000     560,000     672,000     784,000       896,000
 1,600,000............   512,000     640,000     768,000     896,000     1,024,000

     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 2001, were as follows: Mr. Foote, 18; Mr. Fleming, 28; Mr. Meister, 20; Mr. Bosowski, 25; and Mr. Ferguson, 14. Compensation under the Retirement Plan includes salary, Retention Plan payments and cash incentive compensation for the year in which payments are made.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire. In addition, the Corporation has authorized establishment by certain individuals, including the Named Executives, of grantor trusts owned by such individuals to hold accrued benefits under the supplemental plan as a means of assuring the security of such benefits.

Director Compensation

     Directors who are not employees of the Corporation are currently entitled to receive a retainer of $10,000 per quarter plus a fee of $1,500 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director chairing a committee is entitled to receive an additional retainer of $1,500 per quarter for each such chair. Directors may elect to receive some or all of the retainers, as well as meeting fees and chair retainers, in cash or in the form of deferred stock units which will increase or decrease in value in direct relation to shares of Common Stock and be paid in cash upon termination of Board service ("Deferred Stock Units"). Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, with the amount of such fees to bear a reasonable relationship to the regular meeting fee of $1,500 and the customary length of a meeting of the Board committee involved. Non-employee directors also receive an annual grant of 500 shares of common stock (prorated in the event of less than one year's service) on July 1 each year. Directors may elect to defer such annual grants into Deferred Stock Units. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

               COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation issues.

     The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

        1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

        2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer-range strategic initiatives through a long-term equity program. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

        3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies.

        4. With the Corporation's filing of its Chapter 11 cases, the element of employee retention has become a paramount consideration in the compensation strategy of the Corporation.

     The components of the Corporation's executive compensation program have in general comprised base salary, annual incentive cash awards, and a long-term equity program. With the filing of the Chapter 11 cases, the Corporation has added the Retention Plan to make up for the decline in the long-term equity program as a compensation device and to assure retention of management over the longer term.

     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 2001, the Committee compared the Corporation's salary incentive programs with participant information from five national compensation surveys with survey populations of 400 to 1,300 companies (of which 65 to 170 were industrial companies with similar annual revenues of approximately $3 billion). The Committee also reviewed annualized option grant values and cash incentive programs of a peer group of over 500 organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among other corporations generally, and comparably sized companies specifically, with which the Corporation competes for executive talent, while the latter group was selected to reflect business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department, which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's counsel and recommendations. Taking into account the changes in the executive compensation program during 2001 and the overall situation of Corporation and its performance results for the year, the Committee has determined to make no merit increases for corporate officer salaries in 2002.

Base Salaries

     Except for the 17 most senior positions, salary ranges are established for each managerial position, and the amount and timing of individual manager salary increases vary based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

     Internal market rates, in lieu of salary ranges, are utilized as managing points for the base salaries of the 17 most senior executive positions. The Committee believes that the use of internal market rates, given the uniqueness of the applicable positions, enhances flexibility in executive salary administration. External market rates for each of the positions at the approximate 60th percentile of salaries for comparable positions were determined using survey data from independent compensation consultants. An internal market rate is then established for each position either at, below or above the external rate based on relevant internal factors including impact on the Corporation and relative scope of the position. Internal market rates for all applicable positions are reviewed by the Committee annually and adjusted, if warranted by personal performance, job description and external market rates, as of a common date.

Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program. Approximately 252 officers and managers with position values above a specified threshold were eligible to participate in the program in 2001. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (target) which is expressed as a percentage of annualized salary and varies with the participant's level of management accountability. Program measurements for 2001 were based upon an income goal and the attainment of strategic focus objectives derived from the formal planning process. Actual income goal achievement may result in an upward or downward adjustment to the portion of the award based on goal income. A third step in the award calculation provides for an adjustment, either upward or downward, for personal performance (except in the case of 17 senior positions, including the Named Executives), to determine an annual management incentive award. Maximum awards are capped at 200% of target. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash. Corporate goal achievement for 2001 resulted in no awards to the Named Executives.

Long-Term Equity Program

     Non-qualified stock options for 796,450 shares were granted in 2001 to 195 executives and senior managers, in each case at an exercise price equal to market value on the date of grant (determined as described in the chart above titled "Option/SAR Grants in Last Fiscal Year"). These options generally become exercisable in full on the second anniversary of the date of the grant. In determining individual award levels of such grants to executive officers, the Committee considered a number of objective factors, such as survey data with respect to award multiples among comparably sized corporations, and a number of subjective factors, including the individual's assigned position value, anticipated career path and performance rating. The Committee also considered survey data indicating that annualized option grant values overall as a multiple of base salary ranked in the approximate 50th percentile of surveyed companies. As a method of providing enhanced retention value for the long-term equity program and before development of the Retention Plan for this purpose, the Corporation made time-vested grants to select managers and executives for retention and motivational purposes during the next several years. In February, 2001 a total of 60,000 shares having 3 year time-vested restrictions were granted to approximately 45 key managers and executives.

Retention Plan

     Due to the impact of the Corporation's filing of the Chapter 11 cases, the benefits of the long-term equity program are not able to be realized at present and for the foreseeable future. Therefore, the Corporation adopted the Retention Plan to achieve the primary goal of preservation and enhancement of enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers. The Retention Plan is comparable to plans adopted in other pending Chapter 11 cases involving other building materials companies. As approved by the Court, the Retention Plan will extend for up to three years from the date of filing of the Chapter 11 cases through the earlier of emergence from Chapter 11 or June 30, 2004. The Retention Plan covers approximately 225 employees, including the Named Executives.

Limitations on Compensation Deductibility

     The Committee has reviewed the effect on the Corporation's executive compensation programs of provisions of the Internal Revenue Code limiting the deductibility of annual compensation that is not deemed performance-based in excess of $1 million in any year paid to its chief executive officer and the four other most highly compensated executive officers for such year. There is no practicable action that could be taken to qualify regular salaries, the Retention Plan payments, the time-vested restricted stock awards, or other annual compensation for exemption under the applicable provisions of the Internal Revenue Code as currently in effect. With respect to the Corporation's performance-based compensation plans, compensation to any of the Named Executives in connection with exercises of stock options or shares earned under any award of performance-based stock would be exempt from the calculation of covered compensation subject to the deductibility limitation. For the year 2002, annual incentive cash awards earned by the Named Executives would not be exempt.

                THE CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION

     In 2001, the compensation for William C. Foote consisted principally of salary of $880,417; a Retention Plan payment of $648,875; and long-term incentive compensation consisting of (a) a grant of a non-qualified stock option for 80,000 shares of Common Stock, and (b) an award of 10,000 shares of time-vested restricted stock.

Base Salary

     Mr. Foote's base salary as of March 1, 2001, was approved by the Committee in February 2001. The Committee set Mr. Foote's base salary at an annual rate of $895,000, an increase of $70,000 over the base salary effective on March 1, 2000, the date of his last increase. Following such increase, Mr. Foote's base salary ranked in the 63rd percentile of the survey group. In determining Mr. Foote's base salary, the Committee considered the base salaries of chief executive officers of comparably sized industrial companies, the Corporation's operating performance in 2000, and Mr. Foote's tenure and individual performance as Chief Executive Officer, including execution of the Corporation's principal executive assignment and leadership in development of strategic and financial plans and legal affairs.

Annual Management Incentive Plan

     Mr. Foote did not receive a 2001 Annual Management Incentive Program award.

Long-Term Compensation

     Mr. Foote's long-term compensation in 2001 was provided by: (a) the grant of a non-qualified stock option for 80,000 shares of Common Stock; and (b) the award of 10,000 shares of time-vested restricted stock described earlier. These grants were upon the same terms, and involved the Committee's consideration of the same factors, described earlier in this report with respect to all 2001 grants.

Retention Plan

     In keeping with the primary goal of the Corporation's compensation strategy to maintain and enhance enterprise value by keeping employees focused on their jobs and minimizing the loss of key managers, the largest component of Mr. Foote's long-term compensation will for the next several years be the Retention Plan payments. The payment for 2001, representing a payment for approximately six months of the year, was $648,875.

     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation. The Committee intends to continue the policy of linking a significant portion of executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.

     This report is submitted by the members of the Compensation and Organization Committee:

                                           David W. Fox, Chair
                                           W. Douglas Ford
                                           Valerie B. Jarrett
                                           John B. Schwemm
                                           Judith A. Sprieser

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors has:

     - Reviewed and discussed the audited financial statements with management;

     - Discussed with Arthur Andersen LLP, the Corporation's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61; and

     - Received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and has discussed with Arthur Andersen LLP its independence and has considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining its independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

                                           Judith A. Sprieser, Chair
                                           Robert L. Barnett
                                           Keith A. Brown
                                           Marvin E. Lesser
                                           John B. Schwemm

     The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Corporation incorporates such Report by specific reference.

                            AUDIT AND NON-AUDIT FEES

     For the year ended December 31, 2001, the following fees were billed by Arthur Andersen LLP to the Corporation for the indicated services:

- Audit Fees:                                                 $  990,000
- Financial Information Systems Design and Implementation
  Fees:                                                       $        0
- Fees for Bankruptcy Related Services:                       $2,415,000
- Other non-Audit Fees:                                       $1,635,000

                               PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on the Corporation's Common Stock with the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group"), in each case assuming an initial investment of $100 and full dividend reinvestment, for the five-year period ended December 31, 2001.
[PERFORMANCE GRAPH]

                                                     USG CORPORATION                 S&P 500            BUILDING MATERIALS GROUP
                                                     ---------------                 -------            ------------------------
1996                                                     100.00                      100.00                      100.00
1997                                                     145.00                      133.00                      104.00
1998                                                     151.00                      171.00                      113.00
1999                                                     141.00                      208.00                      106.00
2000                                                      68.00                      189.00                       92.00
2001                                                      17.00                      166.00                       98.00

------------------------------------------------------------------------------------------------------------------------
                          Dec. 31, 1996   Dec. 31, 1997   Dec. 31, 1998   Dec. 31, 1999   Dec. 31, 2000   Dec. 31, 2001
------------------------------------------------------------------------------------------------------------------------
 USG Corporation              $100            $145            $151            $141            $ 68            $ 17
 S&P 500                       100             133             171             208             189             166
 Building Materials
   Group                       100             104             113             106              92              98

All amounts rounded to nearest dollar.

     The Building Materials Group comprises the following 20 publicly traded companies in the building materials industry for all periods reflected in the performance graph, except as noted: Ameron International, Inc., Apogee Enterprises, Inc., Armstrong Holdings, Inc., Bird Corp. (through 1997), Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp., International Aluminum Corp., Jannock, Ltd. (through 1999), Johns-Manville Corp., Justin Industries (through 1999), Masco Corp., Morgan Products, Ltd. (through 1998), Morrison Knudsen Corp. (from mid-1996 through 1999; prior periods reflect returns of merger partner Washington Construction Group, Inc.), Owens-Corning, Perini Corp., PPG Industries, Inc., Thomas Industries, Inc., and TJ International, Inc. (through 1999).

     Ply-Gem Industries, included in the Corporation's peer group of companies through 2000, has since been omitted because more than five years have lapsed since its acquisition by a third party.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     In past years, in accordance with the Corporation's bylaws, the Audit Committee has selected the independent public accountants for the year subject to ratification of such selection by stockholders. This year, in light of unprecedented circumstances involving Arthur Andersen LLP, the Audit Committee has not yet finally selected the independent public accountants for the year ending December 31, 2002, and the Board of Directors, upon recommendation of the Audit Committee, has amended the Corporation's bylaws to remove this item from the matters to be voted on at the 2002 annual meeting of stockholders. While the Corporation is continuing to work with Arthur Andersen LLP as independent public accountants on the financial statement review for the first quarter of 2002, the Corporation is soliciting proposals for audit services from a number of independent accounting firms. Accordingly, the stockholders are not being asked to ratify the appointment of independent public accountants to audit the Corporation's financial statements for the year ending December 31, 2002. The Audit Committee will review the proposals received and select and employ on behalf of the Corporation independent public accountants for the year ending December 31, 2002. The Corporation expects to seek stockholder ratification of the appointment of independent public accountants in subsequent years.

                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Georgeson Shareholder Communications Corporation to assist in this solicitation at a fee of $9,500, plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding the Corporation's proxy materials and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

     The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals and nominations for directors intended for inclusion in the Corporation's proxy statement relating to the next annual meeting in May 2003 must be received not later than November 28, 2002. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission. Under the Corporation's by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Corporation's May 2003 annual meeting, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no earlier than February 14, 2003, nor later than March 14, 2003, and must comply with the procedures outlined in the Corporation's by-laws, a copy of which is available upon request from the Corporate Secretary, 125 South Franklin Street, Chicago, Illinois 60606-4678.

                                         By order of the Board of Directors

                                         /s/ J. E. SCHAAL
                                         J. E. SCHAAL
                                         Corporate Secretary

Dated: March 29, 2002

                                                                         ANNEX A
                                USG CORPORATION
                            AUDIT COMMITTEE CHARTER

BE IT RESOLVED:  That, as recommended by the Audit Committee, Article IV,
Section 1(c) of the by-laws be and it hereby is amended to read in its entirety as follows:

     "[The corporation shall have the following standing committees:. . .](c) An Audit Committee which shall have ongoing responsibilities to assist the Board of Directors in monitoring the integrity of the financial statements of the Corporation, the Corporation's compliance with financial reporting and related legal and statutory requirements, and the independence and performance of the Corporation's internal and external auditors. The Audit Committee additionally shall select and employ on behalf of the Corporation, subject to ratification by the stockholders, and approve the fees of, a firm of certified public accountants whose duty shall be to audit the books and accounts of the Corporation and its subsidiaries and affiliates for the fiscal year for which it is appointed, and which firm shall ultimately be accountable to the Committee and the Board of Directors. Such Committee shall also retain special legal, accounting or other consultants to advise it as it shall determine, and may request any officer or employee of the Corporation or its outside counsel or independent auditor to meet with it, individually or jointly, or any of its consultants. The Committee periodically shall report and make appropriate recommendations to the Board of Directors. It shall consist of not less than three members of the Board of Directors who are not officers or employees of the Corporation and who meet the independence, financial literacy and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. Such members shall be appointed by the Board of Directors on the recommendation of the Committee on Directors."

BE IT FURTHER RESOLVED: That, as recommended by the Audit Committee, to implement the provision of the Corporation's by-laws defining the duties of the Audit Committee, said Committee be and it hereby is charged with the following specific responsibilities (herein, collectively with such by-law responsibilities, referred to as said Committee's "Charter"):

         1.  to review and reassess the adequacy of its Charter annually.

         2. to ensure that the Charter is published as required by the Securities and Exchange Commission.

         3. to review with management and the independent auditor, upon completion of their audit, the annual audited financial statements, and to request that the independent auditor report on matters required to be communicated to the Committee in accordance with current auditing standards.

         4. to engage the independent auditor to perform quarterly reviews in accordance with current auditing standards and review with management and the independent auditor, either jointly or by its Chair, the results of such review of the Corporation's quarterly financial statements prior to the filing of its quarterly reports on Form 10-Q and its annual report on Form 10-K.

         5. to meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

         6. to review major changes to the Corporation's accounting principles and practices with the independent auditor, internal auditors or management.

         7. to require the independent auditor to summarize audit and non-audit services fees annually and to submit a formal written statement disclosing all relationships between the independent auditor and the Corporation in accordance with current independence rules; to be responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that impact the objectivity and independence of the independent auditor and to recommend that the Board of Directors take appropriate action to insure the independence of the auditor.

         8. to evaluate the performance of the independent auditor and, if so determined by the Committee, recommend that the Board of Directors replace the independent auditor.

         9. to meet with the independent auditor prior to the annual audit to review the planning, staffing and conduct of the audit, and to review with the independent auditor any problems or difficulties the auditor may have encountered in the conduct of the audit.

        10. to provide guidance and oversight to the internal auditors, and to review the organization, audit plans and results of such activities.

        11. to be responsible for the preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

        12. to review with the Corporation's senior internal legal counsel and advise the Board of Directors with respect to the financial reporting of (i)legal matters that may have a material impact on the financial statements, (ii)the Corporation's compliance policies and (iii) any material reports or inquires received from regulators or governmental agencies.

        13. to meet periodically, as the Committee shall deem necessary or appropriate, with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations and the Corporation's internal policies.

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     [ ] Mark this box with an X if you have     000000000.000 ext
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================================================================================
  ANNUAL MEETING PROXY CARD
================================================================================
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
  USG CORPORATION FOR ITS ANNUAL MEETING OF STOCKHOLDERS ON MAY 8, 2002

  The undersigned hereby appoints William C. Foote and J. Eric Schaal and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of stockholders of USG Corporation, third floor Business Library, 125 South Franklin Street, Chicago, Illinois on May 8, 2002, and any adjournment thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE! EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

  (Continued and to be signed on reverse side.)




--------------------------------------------------------------------------------

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  (TOLL-FREE) OR THROUGH THE INTERNET. TELEPHONE AND INTERNET VOTING RECORDS
  AND AUTHORIZES VOTING OF YOUR SHARES THE SAME AS IF YOU RETURN YOUR PROXY
  CARD!

  -------------------------------------- ---------------------------------------
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  -------------------------------------- ---------------------------------------
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             WHEN ASKED, PLEASE CONFIRM   THANK YOU FOR VOTING.
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   Option 2: If you choose to vote on
             each proposal separately,
             press 0. You will hear
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             PROPOSAL A: To vote FOR ALL
             director nominees, press
             1; to WITHHOLD FOR ALL
             nominees, press 9. To
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

   Use a black pen. Print in       -------  -------  ---
   CAPITAL letters inside the grey  A B C    1 2 3    X
   areas as shown in this example. -------  -------  ---
                                                                   [BAR CODE]

   HOLDER ACCOUNT NUMBER C1234567890  JNT

=============================================================================
   PROXY - USG CORPORATION
=============================================================================

   [A] ELECTION OF DIRECTORS     PLEASE REFER TO THE REVERSE SIDE FOR INTERNET
                                 AND TELEPHONE VOTING INSTRUCTIONS.
   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM A.

                             FOR   WITHHOLD

                             --------------
   01 - Robert L. Barnett

   02 - David W. Fox

   03 - Valerie B. Jarrett

   04 - Marvin E. Lesser

                             --------------


   [B] I PLAN TO ATTEND THE                 ---------
       ANNUAL MEETING.
                                            ---------


   [C] AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR
       YOUR INSTRUCTIONS TO BE EXECUTED.

   Sign your name(s) EXACTLY as it or they appear ABOVE. If signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
   Signature 1               Signature 2(or title)     Date(dd/mm/yyyy)
   ========================  ========================  ========================

                                                             /        /

   ========================  ========================  ========================

     A632                      1UPX                                      007TDA
--------------------------------------------------------------------------------

   [USG LOGO]                                      MEETING OF STOCKHOLDERS
                                                   OF USG CORPORATION
                                                   MAY 8, 2002, 9:15 A.M.
                                                   THIRD FLOOR BUSINESS LIBRARY
                                                   125 SOUTH FRANKLIN STREET
                                                   CHICAGO, ILLINOIS

   MR A SAMPLE
   DESIGNATION (IF ANY)
   ADD 1
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   ADD 3                                           HOLDER ACCOUNT NUMBER
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   ADMISSION TICKET

   You must present this ticket to the USG representatives at the entrance to be admitted to the Annual Meeting.